Exhibit 10.1

EMPLOYMENT AGREEMENT

This New Employment Agreement ( the “Agreement”) is entered into as of December 22, 2021 (the “Effective Date”) by and between Jon Sievert, an individual (“Jon”), and Douglas Dynamics, L.L.C., a Delaware limited liability company (the “Company”).

WHEREAS, Jon and the Company have an employment agreement by and between them that is effective as of July 30, 2020 (the “Original Agreement”);

WHEREAS, the Original Agreement allows for termination of Jon’s employment with and without Cause, as that term is defined in the Original Agreement;

WHEREAS, the Company and Jon have decided that in light of the Company’s determination to restructure certain roles within the organization, a new employment relationship on a limited term basis would be preferable to any potential termination at this time; and,

WHEREAS, the Company is willing to employ, and Jon is willing to be employed, on the terms and conditions set forth in this Agreement.

NOW, THEREFOR, the Company shall employ Jon, and Jon shall be employed, on the terms and conditions as set forth in this Agreement and as provided below; and, this Agreement shall wholly replace and supersede both the Original Agreement and the April 2009 Employee Invention, Confidential Information, and Noncompetition Agreement between the parties.

1.            Employment by the Company. Subject to the terms set forth herein, the Company agrees to employ Jon as VP, Business Development. Jon shall not, however, be an officer or director of the Company or any of its subsidiaries or affiliates, and by remaining employed with the Company, Jon expressly relinquishes all such titles and positions effective as of November 30, 2021. Jon shall report directly to Bob McCormick, President and CEO. Jon’s duties and responsibilities as VP, Business Development shall be to make himself readily available during normal business hours and on reasonable notice to assist Bob McCormick, Sarah Lauber, or Linda Evans on business-related items/matters, and shall also be required to provide additional, reasonable assistance consistent therewith as the Board of Directors may request in good faith. Notwithstanding Jon’s duties and responsibilities set forth herein, Jon shall also be permitted to pursue future employment opportunities while employed subject to his compliance with all requirements under this Agreement, and so long as such pursuits do not interfere with the duties and responsibilities he owes to the Company. Jon shall be responsible for complying with all policies and operating procedures of the Company in the performance of his duties on behalf of the Company, and while employed.

2.            Term. Jon’s employment with the Company shall be continued as of the Effective Date of this Agreement thru March 31, 2022, unless terminated earlier pursuant to Sections 2.a. or 2.b. If Jon’s employment is not ended earlier pursuant to Sections 2.a. or 2.b., he shall receive the separation benefits outlined in Section 2.c. so long as he executes (and does not subsequently revoke) a separation agreement to the satisfaction of the Company (the “Separation Agreement”) (the form of the Separation Agreement shall be substantially similar as that form attached as Exhibit A to this Agreement).

(a)            Early Termination for Cause. The Company may terminate Jon’s employment prior to the termination date of March 31, 2022, only for Cause. “Cause” means any of the following, as determined by the Company in its reasonable judgment, exercised in good faith:  (i) Jon’s conviction of, or plea of guilty or nolo contendere to, a crime, the circumstances of which are substantially related to duties or responsibilities he is asked to perform on behalf of the Company; (ii) theft, conversion, embezzlement or misappropriation by Jon of funds or other assets of the Company (or any related entity) or any other material act of fraud or dishonesty with respect to the Company (or any related entity); (iii) Jon’s willful misconduct, including any intentional, grossly negligent, or unlawful misconduct by Jon that the Company reasonably believes could be detrimental to the Company in a non-immaterial manner, or reflect poorly on the Company (or any related entity); (iv) Jon’s breach of Sections  5, 6, or 7 of this Agreement; (v) Jon’s violation of the Company’s policies on non-discrimination and/or harassment; (vi) the failure by Jon to comply with any meaningful (in the Company’s reasonable opinion) Company policy generally applicable to Company employees, or any reasonable and lawful Company directions or instructions; or (vii) any material breach by Jon of this Agreement; provided, that, prior to a termination due to Jon’s acts or omissions described in clauses (iv) through (vii) herein, the Company shall have provided Jon with written notice setting forth in reasonable detail the acts or omissions constituting Cause, and Jon shall have failed to cure such acts or omissions within thirty (30) days of his receipt of the written notice.  In the event of a termination for Cause, Jon shall be entitled to receive as compensation only (x) his salary thru the date of termination, and (y) the amount of any expenses properly incurred (and submitted to the Company) by Jon on behalf of the Company (pursuant to the Company’s expense reimbursement policies and procedures) prior to the date of termination which have not yet been reimbursed (together (x) and (y) shall be referred to as the “Accrued Obligations”), which shall be paid with the first payroll immediately following the termination.

(b)            Early Termination without Good Reason. Jon may resign his employment without Good Reason. If he does resign without Good Reason, then Jon shall only be entitled to the Accrued Obligations. “Good Reason” means that (i) Jon’s primary work location (i.e., the business office to which Jon is assigned) as of the date on which this Agreement was executed is moved by the Company more than fifty (50) miles without his permission; (ii) the assignment of such duties or responsibilities without his permission that would constitute a clear embarrassment to Jon or another employed in a similar capacity; (iii) a reduction of Jon’s base salary as set forth below; or (iv) a material breach of this Agreement.  If Jon wishes to invoke the Good Reason basis for his voluntary termination, he shall give the Company a thirty (30)-day notice, within which the Company shall have the opportunity to cure the conditions constituting Good Reason.  If the Company fails to cure the conditions constituting Good Reason, and Jon executes and honors the Separation Agreement, then the Company shall provide Jon with the separation benefits under Section 2.c.

(c)            Separation Benefits. The separation benefits that shall be provided at the conclusion of this Agreement if employment is not ended with Cause or due to a resignation without Good Reason, and so long as Jon executes (and does not subsequently revoke) the Separation Agreement, shall include, the following: (i) severance pay equal to ten (10) month’s base salary, paid over a 10-month period, commencing with the effective date of the Separation Agreement; and (ii) if COBRA participation is elected, the Company shall pay a portion of the costs for such COBRA benefits consistent with that proportion that it pays to maintain health insurance benefits for current employees for up to ten (10) months.

2

3.            Compensation and Benefits.

(a)            Base Salary. Jon shall be paid a base salary at the annual rate of Three Hundred Forty-three Thousand, Six Hundred Sixty-Seven Dollars and No Cents ($343,667.00). The base salary shall be paid in accordance with the Company’s regular payroll process, less applicable withholding and deductions.

(b)            Healthcare Benefits. Jon shall be permitted to continue to participate in the Company’s healthcare programs.

(c)            Vacation. Jon shall continue to receive vacation benefits at the same rate that he was experiencing under the Original Agreement.

(d)            2021 Annual Bonus. Jon will be provided a 10% (based on a percentage of base salary) bonus under the 2021 Annual Incentive Plan. For the avoidance of any doubt, however, Jon shall not be eligible to participate nor receive any cash bonus (pro rata or otherwise) for 2022 under the Annual Incentive Plan or otherwise.

(e)            Outplacement/Coaching Services. Jon shall be provided up to six (6) months of outplacement/coaching services, commencing on the Effective Date. These outplacement/coaching services shall continue beyond the conclusion of Jon’s employment, and this Agreement, for the full six-month period so long as Jon’s employment is not terminated by the Company with Cause or by himself without Good Reason.

(f)            Continued Vesting of PSUs and RSUs. Jon’s time-based restricted stock units and performance share units (“PSUs”) shall continue to vest thru his termination of employment under this Agreement. In addition, the Company shall score Jon’s PSUs in a manner consistent with the scoring by the Compensation Committee of the 2019-2021 PSUs for the officers of the Company. However, and for the avoidance of any doubt, Jon shall not be eligible for any new equity grant for 2022.

(g)            Expenses. Upon submission of appropriate documentation, the Company shall reimburse Jon for all reasonable business expenses incurred in connection with the performance of his duties hereunder in accordance with the Company’s expense reimbursement policies in effect from time to time.

3

4.            Definitions/Background.

(a)            Background. The Company is North America’s premier manufacturer and up-fitter of work truck attachments and equipment. It is home to the most trusted brands in the industry, including but not limited to Dejana, Fisher, Henderson, SnowEx, SweepEx, TurfEx, and Western. Our commitment to continuous improvement enables us to consistently produce the highest quality products and drive shareholder value. We serve as trusted partners to our dealers, suppliers and end users, whose businesses benefit from our operational and management expertise. The Company enjoys a competitive advantage in a highly competitive market because of its continuous research and development of the processes and practices it uses to design and manufacture products, including the development and expansion of products, markets, services and customer relations, as well its significant attention and focus on customer service and appreciation by which the Company’s good will is created. The Company has customers, customer relationships, intellectual property, confidential information and other business assets (some of which is more particularly identified below) by virtue of the work it performs, relationships it has developed, and continues to develop and acquire further customers, confidential information, intellectual property and assets. The Company has expended significant time, money and effort in developing that competitive edge and takes measures to protect it, including the regular use of computer passwords, locks, training, implementation of certain Company rules and procedures, and other security measures.

(b)            Protected Information. “Protected Information” means Company information not generally known to, and not readily ascertainable through proper means by, the Company’s competitors on matters such as customer lists, customer information, and customer needs; nonpublic financial information; marketing, business and strategic plans; business methods; research strategies and plans; patent applications; sales and marketing plans; future market and product plans; Company (not individual) know-how; trade secrets; Company research and development, techniques, processes, product development, work processes or methodologies; production machinery, tools, tooling, raw materials and methodologies; analytical analyses, product analyses, inventions, formulaic work, formulas, formulaic techniques, analytical methodology, efficacy data and testing data; technology, drawings, engineering, code, code writing, software (and hardware) development and platform development; mechanical development and research, and all drawings or engineering for the same; and other information of a technical or economic nature relating to the Company’s business, and to which Jon has access. Protected Information includes negative know-how, which is information about what the Company has tried that did not work, if that information is not generally known or easily ascertainable by the Company’s competitors and would give them an advantage in knowing what not to do. Information, data, and materials received by the Company from others in confidence (or subject to nondisclosure or similar covenants), or received by Jon from the Company Group that is of the same character as that described in this paragraph, shall also be deemed to be and shall be Protected Information.

Notwithstanding the foregoing, Protected Information shall not include information that Jon can prove (i) was in the public domain, being publicly and openly known through lawful and proper means, (ii) was independently developed or acquired by Jon without reliance in any way on other Protected Information of the Company or any customer or (iii) was approved by the Company for use and disclosure by Jon without restriction.

4

(c)            Company Customer. “Company Customer” is limited to those customers, clients or partners who did business with the Company within the most recent eighteen (18) months of Jon’s employment and (a) about whom Jon, as a result of his employment, had access to information or goodwill as a normal part of his job performance that would assist in solicitation of such Company Customer, or (b) with whom he personally dealt on behalf of the Company in the eighteen (18) months immediately preceding the last day of his employment and that he was introduced to or otherwise had business contact with such Company Customer as a result of his employment with the Company. “Company Customer” shall also include an individual or business to whom a pitch to solicit or secure business or a sale was prepared (even if not yet made) within the 12-month period preceding the end of Jon’s employment, and with which he had not insignificant involvement in the preparation, or had exposure to specific information developed for that particular pitch.

(d)            Competitive Services. “Competitive Services” means services of the type that the Company provided or offered to its customers, clients or partners at any time during the twenty-four (24) months immediately preceding the last day of Jon’s employment with the Company. “Competitive Services” also includes those services that the Company was in the process of developing or which it was actively engaged in research and development to offer to a customer/client/partner or anticipated customer/client/partner at the time Jon’s employment with the Company ended. Competitive Services does not include any service that the Company no longer provides and/or does not intend to provide in the 12-month period following the date on which Jon’s employment with the Company ends.

(e)            Competitive Products. “Competitive Products” means products that serve the same function as, or that could be used to replace, products the Company provided to, offered to, or was in the process of developing for a present, former, or future possible customer/client/partner at any time during the twelve (12) months immediately preceding the last day of Jon’s employment. Competitive Products does not include any product that the Company no longer provides and/or does not intend to provide in the 12-month period following the date on which Jon’s employment with the Company ends.

(f)            Direct Competitor. Jon acknowledges that the Company has significant sales and Company Customers throughout North America, and in the following segments: Commercial Snow & Ice; Municipal Snow & Ice; Commercial Truck Equipment; and Final Mile. Therefore, “Direct Competitor” shall mean the companies identified on the list attached to this Agreement and identified as the Direct Competitor List at the top.

(g)            Truck Equipment Dealer. “Truck Equipment Dealer” means a company that engages in the buying and re-selling, renting or distributing of truck equipment including but not limited to plows, dump bodies, service bodies and other truck equipment attachments, including products of the Company and Competitive Products, whether or not such company is a Company Customer.

5.            Ownership Rights. In the course of Jon’s employment with the Company (previously and currently), Jon may be creating, designing, drafting, developing, or adding to the Company’s trade secrets, inventions, or copyrights, or may have already done so. Jon, therefore, shall promptly communicate all such work product to the Company, if he has not already.

5

(a)            Inventions. Any design, improvement, discovery, computer program, software development, know how, product or service idea, whether or not patentable or subject to copyright protection, developed by Jon during his period of employment with the Company shall be considered a “Company Invention” that belongs to the Company if it: (a) involved the use of working time; (b) involved the use of Company equipment, supplies, facilities, or trade secrets; (c)  at the time conceived or first reduced to practice, related to the Company’s current or planned business activities; or (d) resulted from work performed for the Company (collectively, “Company Inventions”). Jon assigns and agrees to assign to the Company, and the Company accepts and agrees to accept, Jon’s entire right, title, and interest in all Company Inventions (as just defined), and any patent rights arising therefrom.

(b)            Copyrights. Any material written, created, designed, discovered, or drafted by Jon for the Company or connected to his employment with the Company shall be considered a work for hire and the property of the Company. With respect to all intellectual property that is first created and prepared by Jon that is not covered by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976, such that Jon would be regarded as the copyright author and owner, Jon hereby assigns and agrees to assign to the Company, and the Company accepts and agrees to accept, Jon’s entire right, title, and interest in and to such works, including all copyrights therein.

(c)            Trade Secrets. Any trade secret (as defined by law) developed by Jon during his period of employment with the Company shall belong to the Company if it: (a) involved the use of working time; (b) involved the use of Company equipment, supplies, facilities, trade secrets or Protected Information; (c) at the time conceived or first reduced to practice, related to the Company’s current or planned business activities; or (d) resulted from work performed for the Company. Jon assigns and agrees to assign to the Company all rights in all Company Trade Secrets (as just described) and any patent rights arising therefrom.

(d)            Cooperation. When requested by the Company, during or after employment, Jon will support and cooperate with the Company in pursuing any patent, copyright, or trade secret protection in the United States and foreign countries for any Company Invention or work for hire. Jon will sign such assignments or other documents considered necessary by the Company to convey ownership and exclusive rights, including patent rights, to the Company. The costs of obtaining and defending patent and copyright rights shall be paid by the Company, and the Company shall pay reasonable compensation to Jon for his services under this Section 5(d) if Jon is not then employed by the Company.

If Jon does not or will not sign any such document the Company requests, then Jon hereby irrevocably designates the Company and its officers and agents as his agents and attorneys-in-fact to act for and on his behalf and to execute such documents as needed to carry out the Company’s rights established in this Section 5.

(e)            Prior Inventions. Jon expressly states and affirms that he does not have any inventions, original works of authorship, developments, or improvements which were made by him prior to employment with the Company, which belong to him and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”). Jon represents and warrants that there are no such Prior Inventions. Notwithstanding, if, in the course of employment with the Company, Jon incorporates any Prior Inventions into any work for hire, Company Invention, or Company trade secret, Jon grants the Company an irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive license, with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise exploit or utilize in any manner the Prior Invention so incorporated.

6

(f)            Notice of Limits to Assignment. The provisions of this Section 5 do not apply to any work product that Jon developed entirely on his own time without using Company equipment, supplies, facilities, trade secrets or Protected Information, unless the work product (1) relates to the Company’s business or demonstrably anticipated business, (2) relates to the Company’s actual or demonstrably anticipated research or development, or (3) results from any work performed by Jon for the Company.

6.            Confidentiality.

(a)            Necessity. In the course of Jon’s employment with the Company, he may be making use of, acquiring, or adding to the Company’s confidential information, trade secrets, and Protected Information, or may have already done so. In addition, Jon’s work for the Company requires (and required) Jon be provided access to valuable confidential information, trade secrets, and Protected Information. The confidential information, trade secrets, and Protected Information to which Jon will have (and has had) access is valuable to the Company and/or its customers and business partners and each party takes steps to maintain the secrecy and confidential nature of these matters, including the regular use of computer passwords, locks and other security measures, and requires employees with access to this information to execute agreements similar that have similar restrictions as this Agreement where possible. Jon acknowledges that the Company will provide not (and would not have provided) him (on a going forward or previous basis) with access to the valuable confidential information, trade secrets, or Protected Information unless he executes this Agreement.

(b)            Promises. Jon makes the following promises regarding Protected Information.

i.            Promise To Protect. Jon promises to protect and maintain the confidentiality of Protected Information while employed by the Company. Jon will follow all Company policies and procedures for the protection and security of this information. Jon will also immediately report to management any potential or actual security breach or loss.

ii.            Promise to Return. Jon agrees to return (and not retain) any and all materials reflecting Protected Information that he may possess (including all Company-owned equipment) immediately upon termination of employment or upon demand by the Company.

7

iii.            Promise Not To Use Or Disclose. Jon agrees to not use or disclose, except as necessary for the performance of his services on behalf of the Company or as required by law or legal process, any Protected Information where such use or disclosure would be detrimental to the interests of the Company. This promise applies only for so long as such Protected Information remains confidential and not generally known to, and not readily ascertainable through proper means by, the Company’s competitors, or two years following the end of Jon’s employment with the Company, whichever occurs first. And, because the Company has significant sales throughout North America (as referenced in Section 4.a. above), and because Protected Information is generally very portable and transferable without geographic borders or constraints, this prohibition applies worldwide.

(c)            Legal Proceedings, Government Investigations and Legal Actions. If Jon is requested or required to provide Protected Information in a legal proceeding other than a government investigation or government legal action, he will promptly notify the Company of the request so that the Company may either seek an appropriate protective order or waive his obligations under this Agreement.  However, nothing in this Agreement (including anything in Sections 4 thru 7) prohibits Jon from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation.  Jon does not need the prior authorization of the Company to make any such reports or disclosures and he is not required to notify the Company that he or she made such reports or disclosures.

7.            Restrictive Covenants. Jon understands and agrees that the Company has legitimate interests in protecting its goodwill, its relationships with customers and business partners, and in maintaining its confidential information, trade secrets and Protected Information, and hereby agrees that the following restrictions are appropriate to protect such interests and are narrowly construed to meet such goals.

(a)            Non-Solicitation. In the course of Jon’s employment with the Company (past and present), Jon will have access to and contribute to developing relationships of trust and goodwill with Company Customers, he will also learn and assemble confidential information about Company Customer’s purchase needs, demands, qualifications, and other business priorities. By developing these relationships of trust and goodwill and learning this confidential information, Jon will become uniquely positioned to sell Competitive Products or Competitive Services to Company Customers. Jon acknowledges that the relationships and goodwill that he develops with Company Customers as a result of his employment belong to the Company and that using such relationships and goodwill against the interests of the Company would be unfair. Jon further acknowledges that because those relationships and goodwill are based on personal trust, the Company will need an opportunity, free from interference by him, to secure the relationships and goodwill for itself after his employment ends. Jon therefore agrees that while employed by the Company and for a period of twenty-four (24) months after his employment with the Company ends, for whatever reason, he will not, and will not assist anyone else to, (1) solicit or encourage any Company Customer to terminate or diminish its relationship with the Company relating to Competitive Services or Competitive Products; or (2) seek to persuade any Company Customer to conduct with anyone other than the Company any business or activity relating to Competitive Services or Competitive Products that such Company Customer conducts or could conduct with the Company.

8

(b)            Non-Competition. Jon agrees that while employed by the Company and for a period of twenty-four (24) months after his employment with the Company ends for any reason, he will not, for himself, or on behalf of any other person or entity, directly or indirectly, provide services to a Direct Competitor in a role where his knowledge of Protected Information is likely to affect his decisions or actions for the Direct Competitor, to the detriment of the Company. The ownership of less than a 5% interest in a corporation or other entity whose securities are traded in a recognized stock exchange or traded in the over-the-counter market, even though that corporation or other entity may be a competitor of Company, shall not violate this provision.

(c)            Non-Interference. Jon agrees that during his employment with the Company, and for a period of twenty-four (24) months from the termination of employment with the Company for any reason whatsoever, he shall not, either personally or in conjunction with others, either (a) solicit, interfere with, or endeavor to cause any Restricted Employee of the Company to leave his or her employment in order to work for a Direct Competitor, or (b) otherwise induce or attempt to induce any such Restricted Employee to terminate employment with the Company in order to work for a Director Competitor. A “Restricted Employee” is an employee of the Company with whom Jon has (or had) a managing or reporting relationship, or a close working relationship (such as where Jon and the Restricted Employee were both officers of the Company), which could be exploited by him to persuade the Restricted Employee to leave his or her employment with the Company, and whom has special knowledge and/or information (including access to Protected Information) that could cause the Company damage/harm if he or she went to work for a Direct Competitor. Nothing in this Section 7.c. is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

(d)            Non-Disparagement. Jon agrees that during his employment with the Company, and for a period of twenty-four (24) months from the termination of employment with the Company for any reason whatsoever, he will not make public statements or communications that are critical, negative or disparaging about the Company (or a related entity) or their businesses, services, products or their affiliates or their current, former or future directors or officers (in their capacity as such), or with respect to any current or former director or officer or shareholder of the Company (or related entity) or its affiliates (in their capacity as such). For the avoidance of doubt, the parties agree that truthful statements made in the normal course of business under subparagraph 7(e) of this Agreement do not fall within this subparagraph. The Company will use its best efforts to have the directors and officers of each member of the Company (and related entities) and its affiliates not make public statements or communications that disparage Jon over the same twenty-four (24) month period. Nothing contained in this paragraph or Agreement is intended to limit Jon’s right or ability to communicate regarding matters within the jurisdiction of, or file a charge with, the EEOC or equivalent state or local agency, SEC, NLRB, OSHA, or any other federal, state or local agency or commission.

9

(e)            Engagement with Truck Equipment Dealer. Notwithstanding any other provision of this Agreement, the parties agree that, at any time after the end of his employment with the Company, Jon may become engaged as an owner, employee and/or consultant with a Truck Equipment Dealer, and that, during the term of his employment under this Agreement, Jon may look for such potential engagements, which may begin after his employment with the Company terminates, provided that Jon may be no less diligent in performance of his duties pursuant to paragraph 1 of this Agreement. However, for a period of twenty-four (24) months from the termination of employment with the Company for any reason whatsoever, Jon will not, for himself or on behalf of any other person or entity, directly or indirectly, provide services to a Truck Equipment Dealer, that operates or has operations within 50 miles of any Dejana facility or operation as identified on Dejana’s website1 at the time Jon’s engagement with the Truck Equipment Dealer commences, in a role where his knowledge of Protected Information is likely to affect his decisions or actions for the Truck Equipment Dealer to the detriment of the Company.

8.            Reasonable Restrictions. Jon agrees that the terms and conditions in Sections 4 through 7 are reasonable and necessary for the protection of the Company’s business and to prevent damage or loss to the Company as the result of action taken by him. Jon acknowledges that he could continue to actively pursue his career and earn sufficient compensation without breaching any of the restrictions contained in these Sections.

9.            Equitable Relief and Other Relief. Jon agrees that damages would be an inadequate remedy for the Company in the event of breach or threatened breach of his obligations under Sections 5 through 7, and thus, in any such event, the Company may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction prohibiting him from violating the promises in these Sections. Jon understands that this provision regarding the issuance of an injunction does not limit any remedies at law or equity otherwise available to the Company.

10.            Trade Secrets/Defend Trade Secrets Act. Nothing in this Agreement diminishes or limits any protection granted by law to trade secrets or relieves Jon of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret. Additionally, nothing in this Agreement is intended to discourage Jon from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

(a)            An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1 https://dejana.com/contact-us/facilities/

10

(b)            An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

11.            Notice. Jon agrees that he will give notice of this Agreement and his obligations to comply with its terms to any person or organization that he may become associated with during the first twenty-four (24) months after the termination of his employment with the Company. Jon further agrees that the Company may, if it desires, send a copy of this Agreement to, or otherwise make the provisions in Sections 5 through 7 hereof, known to any such person, firm or entity during that time.

12.            Internal Revenue Code Section 409A Compliance.

(a)            This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)            The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Jon of any additional tax, penalty, or interest under Section 409A of the Code.

(c)            If the Company determines in good faith that any provision of this Agreement would cause Jon to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company (or its delegate) and Jon shall use reasonable efforts to reform such provision, if possible, in (i) a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code or (ii) the manner required by an available IRS correction program that will mitigate or eliminate such additional taxes, penalties or interest..

(d)            The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Jon under this Agreement.  Specifically, the Company shall not be liable to Jon for any additional tax, penalty, or interest under the Code in the event that this Agreement does not comply in form or operation with Section 409A of the Code, or for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code, provided the Company makes payments in accordance with the terms of this Agreement or with Section 409A of the Code; provided that the Company shall not be liable to Jon to the extent such taxes, penalties or interest arising under Section 409A of the Code (i) could have been avoided pursuant to the provisions set forth in Treasury Regulation §1.409A-3(g), (ii) can be mitigated or eliminated under an available IRS correction program, which the parties agree to utilize in such event, or (iii) or in the case of any early payment, could have been mitigated or avoided if Jon had promptly notified the Company of such early payment.

11

(e)            For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f)            With respect to any reimbursement of expenses of Jon of provision of in-kind benefits to Jon subject to Section 409A of the Code, such reimbursement of expenses and provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or provision of in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or provision of in-kind benefits in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or provision of in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(g)            Any termination of the Jon’s employment triggering payment of the benefits under Section 2.c. must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence.  To the extent that the termination of the Jon’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Jon to the Company at the time the Jon’s employment terminates), any benefits payable under Section 2.c. that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this Section 12.g shall not cause any forfeiture of benefits on Jon’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(h)            If a payment obligation under this Agreement or other compensation arrangement arises on account of Jon’s separation from service while Jon is a “specified employee” as determined by the Company, any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid on the first business day after the end of the six (6) month period beginning on the date of such separation from service or, if earlier, on the date of his or her death.

13.            Claims by Employee. Jon acknowledges and agrees that any claim or cause of action by him against the Company shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

12

14.            No Waiver. The failure of either party to this Agreement to insist upon the performance of any of the terms and/or conditions of this Agreement, or the waiver of any breach of any of the terms and/or conditions of this Agreement, shall not be construed as thereafter waiving any such terms and/or conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

15.            Assignment. The Company may assign this Agreement to its successors in connection with the sale of all or part of its business, and that successor may enforce this Agreement against Jon. Jon further acknowledges that performance by him of his duties or responsibilities under this Agreement are personal in nature, and he may not assign any rights, duties or obligations under this Agreement to another without written consent of the Company; however, Jon may assign his beneficial interests or rights under this Agreement if he should die, to the extent any such rights or interests continue to exist after his death.

16.            Surviving Terms. Sections 4 through 15 shall survive the termination of Jon’s employment between him and the Company. The parties acknowledge that those Sections are necessary in order to protect the legitimate business interests of the Company.

17.            Review by Counsel. Jon represents and warrants that this Agreement is the result of full and otherwise fair and good faith bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for him review this Agreement, propose modifications and changes, and to verify that the terms and provisions of this Agreement are reasonable and enforceable. Jon acknowledges that he has read and understands the foregoing provisions and that such provisions are reasonable and enforceable. This Agreement has been jointly drafted by both parties, with legal counsel representing both parties, and shall not be interpreted as against one party as the drafter.

18.            Divisibility of Agreement or Modification by Court. To the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, it shall be, to the further extent permitted by law, modified to the extent necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision. Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then it shall be considered expunged, and the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

19.            Modification or Amendment. This Agreement may not be modified or amended except through a writing signed by hand by both Jon and the authorized representative of the Company, except as required by a court with competent jurisdiction in order to enforce this Agreement.

20.            Execution of Agreement. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) party, but all such counterparts taken together shall constitute one and the same instrument. Further, this Agreement may be signed and delivered by means of facsimile, e-signatures or scanned pages via electronic mail, and such scanned or facsimile signatures shall be treated in all manner and respects as an original signature and shall be considered to have the same binding legal effect as if it were an original signature, and no party may raise the use of facsimile, e-signatures or scanned signatures as a defense to the formation of this Agreement.

21.            Complete Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties, supersedes all prior understandings and agreements as to the employment of Jon, including but not limited to, the Employment Agreement (which was entered into as of July 30, 2020), as well as the Employee Invention, Confidential Information, And Noncompetition Agreement executed by Jon on April 27, 2009. Jon may not rely on any prior discussions, statements or agreements regarding his employment with the Company, or his restrictive covenants or obligations to maintain information confidential as contained in his 2009 Employee Invention, Confidential Information, And Noncompetition Agreement.

13

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

EMPLOYEE:	COMPANY: DOUGLAS DYNAMICS, L.L.C.

/s/ Jon Sievert	By:	/s/ Bob McCormick

Printed Name: Jon Sievert	Name: Bob McCormick
Title: President & CEO

14

DIRECT COMPETITOR LIST

(i)	Commercial Snow & Ice Industry Segment:

•	Boss Snowplows owned by The Toro Company

•	Buyers Product Company

•	Meyer Products owned by Aebi Schmidt Group

(ii)	Municipal Snow & Ice Industry Segment:

•	Monroe Truck Equipment owned by Aebi Schmidt Group

•	Viking-Cives, LTD

•	Godwin Manufacturing Co., Inc.

•	Alamo Group

(iii)	Commercial Truck Equipment Segment:

•	The Knapheide Manufacturing Company

•	Reading Truck owned by JB Poindexter & CO

•	Truck Bodies & Equipment International (TBEI) owned by Federal Signal Corporation

•	Auto Truck Group

•	Custom Truck One Source

(iv)	Final Mile Segment:

•	Adrian Steel;

•	Masterack LLC owned by JB Poindexter & CO

•	Morgan Truck Body owned by JB Poindexter & CO

•	Morgan Olsen Company owned by JB Poindexter & CO

•	The SHYFT Group

•	Wabash National Group

•	Supreme Corporation

15